Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253

Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

PROPEX FABRICS INC.

(a Delaware corporation)

INTO

AMOCO FABRICS AND FIBERS COMPANY

(a Delaware corporation)

Propex Fabrics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”)

DOES HEREBY CERTIFY:

FIRST: That the Company was organized pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) on the 2nd day of September, 2004.

SECOND: That the Company owns 100% of the outstanding shares of the capital stock of Amoco Fabrics and Fibers Company (the “Subsidiary”), a corporation organized pursuant to the DGCL on the 7th day of May, 1970.

THIRD: That the Company, by the following resolutions of its Board of Directors duly adopted by the unanimous written consent of the members thereof pursuant to Section 141(f) of the DGCL on the 1st day of December, 2004, determined to, and effective upon the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), does, merge the Company with and into the Subsidiary pursuant to Section 253 of the DGCL (the “Merger”):

RESOLVED, that the Company merge itself into the Subsidiary and, as the surviving corporation (the “Surviving Corporation”), the Subsidiary will succeed to and possess all the properties, rights, privileges, immunities, powers, and franchises of the Company, and will assume all of the duties, liabilities, debts, and obligations of the Company; and further

RESOLVED, that upon completion of the Merger, the sole stockholder (the “Sole Stockholder”) of all the outstanding shares of the capital stock of the Company shall receive all of the outstanding shares of the capital stock of the Surviving Corporation and shall have no further claims of any kind or nature against the Company; and each share of capital stock of the Company which is issued as of immediately prior to the Effective Time shall be surrendered and canceled; and further

RESOLVED, that from and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit A attached hereto. From and after the Effective Time and until further amended in accordance with applicable law, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and further

RESOLVED, that from and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of the Company immediately prior to the Effective Time and the officers of the Surviving Corporation shall be the persons who were the officers of the Subsidiary immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law; and further

RESOLVED, that pursuant to Section 253(b) of the DGCL, the name of the Subsidiary shall change to “Propex Fabrics Inc.” effective upon the Effective Time, and pursuant to Section 251(d), the Certificate of Incorporation of the Subsidiary shall be automatically amended to reflect this change of name; and further

RESOLVED, that the above resolutions (the “Merger Resolutions”) be submitted to the Sole Stockholder and in the event that the Sole Stockholder approves and votes in favor of the Merger Resolutions that the Merger shall be deemed approved; and further

RESOLVED, that upon approval of the Merger Resolutions by the Sole Stockholder, the appropriate officers of the Company are hereby authorized and directed to make, execute, and acknowledge a Certificate of Ownership and Merger, and to file the same in the office of the Secretary of State of the State of Delaware; and further

RESOLVED, that the Board of Directors of the Company and the appropriate officers of the Company be and hereby are authorized and directed to execute and deliver any and all documents and agreements and to take any and all actions as they, or any of them, in their sole discretion, deem to be necessary, desirable, or appropriate in effectuating and carrying out the foregoing resolutions and the transactions contemplated thereby.

FOURTH: That this Merger and the above Merger Resolutions have been approved by the Sole Stockholder in accordance with the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by an authorized officer this 1st day of December, 2004.

PROPEX FABRICS INC.

By:	/s/ Hunter Nelson
Name:	Hunter Nelson
Title:	President

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

AMOCO FABRICS AND FIBERS COMPANY

ARTICLE I

NAME

The name of the corporation is Propex Fabrics Inc.

ARTICLE II

REGISTERED OFFICE

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

The aggregate number of shares of stock that the Corporation shall have authority to issue is 100 shares of common stock, par value of $100.00 per share.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers confirmed by the laws of the State of Delaware, the board of directors is expressly authorized and empowered to adopt, amend, and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to adopt, amend, or repeal any bylaw made by the board of directors.

ARTICLE VI

NO ELECTION BY BALLOT

Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

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ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended. No amendment, modification, or repeal of the foregoing sentence shall adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission prior to such amendment, modification, or repeal.

The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the board of directors of the corporation.

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